Registration Statement 333-130051
Filed Pursuant to Rule 433

2008

C O R E C O M M O D I T Y - I G A R C O N D I T I O N A L L O N G -S H O R T

Investment products: Not FDIC Insured - No Bank Guarantee - May Lose Value

Please see Important Information at the end of presentation

Important Information

The discussion contained in the following pages is for educational and illustrative purposes only. The final terms of securities offered by JPMorgan
Chase & Co. may be different from those set forth in any illustrative investment ideas contained herein and any such final terms will depend on, among other things, market conditions on the applicable pricing date for such securities. Any information relating to performance contained in these materials is illustrative and no assurance is given that any indicated returns, performance or results, whether historical or hypothetical, will be achieved.
Investment ideas are subject to change, and JPMorgan undertakes no duty to
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                                                                               1

Core Commodity-IGAR executive summary

Core Commodity-IGAR Overview

- The JPMorgan Core Commodity-Investable Global Asset Rotator Conditional Long-Short ("Core Commodity-IGAR") is a synthetic basket comprised of constituents of the global commodities market. The basket is rebalanced monthly using a momentum-based strategy. [1]
- The Core Commodity-IGAR, in a defined commodities bull market, synthetically invests in up to 7 constituents per directional position from a universe of 14 potential constituents of the S&P GSCI™ Excess Return Index, based upon price performance and consistent momentum. [2] In a defined bear market, the strategy is able to hold long and short positions in up to 14 constituents of the S&P GSCI™ Excess Return Index.
- The methodology used to actively rebalance the Core Commodity-IGAR consists of selecting up to a maximum of 7 of the best/worst performing constituents per direction given the market trend, which pass the "Performance Test" and the "Long Consistency Test."[3]

1 The Core Commodity-IGAR is described as a synthetic or notional basket because its reported level does not represent the value of any actual assets held by any person. The level of the Core Commodity-IGAR at any point is the value of a hypothetical portfolio of constituents, less assessed index calculation fees. An investment in a Core Commodity-IGAR product does not represent an investment in the underlying indices.
There are three versions of the Core Commodity- IGAR product. Any reference to Core Commodity-IGAR in this presentation is to the Conditional Long-Short version.

2 The Core Commodity-IGAR uses the S&P GSCI™ Excess Return Index. The S&P GSCI™ Excess Return Index consists of the GSCI™ Total Return Index with the cash component excluded.

3 Please refer to slides 6 through 8 for a full explanation of the methodology used in creating the synthetic basket.

4 The Core Commodity-IGAR was established on April 15, 2008 and its value is published each trading day under the Bloomberg ticker symbol "CMDUYCER". The hypothetical historical information for the Core Commodity-IGAR in this presentation is calculated for the period January 1991 to March 2008. JPMorgan has calculated the levels using the methodology described on pages 11 and 15, with the following assumption: not all 14 constituents were available during the entire testing period (for example, from 1991 to 1993, 17 constituents were available). Additional constituents were included in the calculation once they were added to the S&P GSCI™ and had 12-month performance data. For the periods in which those constituents did not exist, they have been ascribed an excess return over cash of zero.
Returns for Core Commodity-IGAR are net of index calculation fees of 0.96% per annum, deducted daily.

JPMorgan Private Bank

Past Performance does not guarantee future results.
Please refer to the important notices including that in relation to composite performance, and the certain risk factors herein.

2

Why use momentum investing for commodities?

Thinking Thinking  through through  momentum momentum  investing investing and and commodities commodities

o    Momentum is the proposition,  empirically  observable in some assets during certain  periods,  that  outperforming  assets may outperform  again in the future and underperforming  assets may underperform in the future. If there is momentum,  assets that were "winners" in the past  theoretically  have a high probability of outperforming past "losers."

o    Momentum investing attempts to capture potentially profitable opportunities that arise from the current market direction.

o    Momentum strategies tend to work particularly well for commodities, in that supply/demand  fundamentals for commodities are difficult to change quickly
     (e.g.  time it takes to extract new oil or  minerals,  or plant and harvest new crops).

Note: Momentum strategies are effective at identifying the current market direction in trending markets. Markets may reverse and do the opposite of what is indicated by the trend indicator, resulting in a trading loss for the particular period.

                                                                               3

Core Commodity-IGAR

Core Commodity-IGAR Overview

A strategy that gives exposure to global commodity markets based on the following set of criteria:

- Consistent price performance over the last 12 months
- Consistent momentum

Core Commodity-IGAR behaves dynamically in bull and bear markets:

- Bull markets will be determined by examining the equally weighted S&P GSCI Excess Return index via testing for positive year-over-year performance (using a rolling 12-month window) and the Equally Weighted Basket Consistency Test*; if both are passed then Core Commodity-IGAR invests in only long assets.
- Otherwise, the Core Commodity-IGAR is open to both long and short positions.

Synthetic exposure is achieved through a basket containing up to 7 constituents (in a defined bull market), or up to 7 constituents in a defined bear market, from a universe of 14 potential constituents that are current components of the S&P GSCI™ Excess Return Index, with monthly rebalancing.

An investment in a Core Commodity-IGAR product does not represent a direct investment in the underlying constituents, their corresponding components of the S&P GSCI™ Excess Return Index, or their underlying commodity futures contracts, and will perform differently.

* Further explanations of the tests are on page 7

JPMorgan Private Bank

4

Investment universe of the 14 constituents that currently comprise the Core
Commodity -IGAR investment universe

Sector: Industrial metals

S&P GSCI(TM) excess return constituents Bloomberg ticker

    Nickel                              SPGCIKP index

    Lead                                SPGCILP index

    Copper                              SPGCICP index

    Aluminium                           SPGCIAP index

Sector: Energy

S&P GSCI(TM) excess return constituents Bloomberg ticker

    Natural gas                         SPGCNGP index

    Gasoline                            SPGCHUP index

    Heating oil                         SPGCHOP index

    Brent crude                         SPGCBRP index

    WTI Crude oil                       SPGCCLP index

Sector: Precious metals

S&P GSCI(TM) excess return constituents Bloomberg ticker

    Silver                              SPGCSIP index

    Gold                                SPGCGCP index

Sector: Agricultural

S&P GSCI(TM) excess return constituents Bloomberg ticker

    Wheat                               SPGCWHP index

    Soybean                             SPGCSOP index

    Corn                                SPGCCNP index

S&P GSCI(TM) constituents are subject to change without notice.

                                                                               5

Core Commodity -IGAR rotation methodology

o    The  monthly  reallocation  consists  of a  series  of tests  leading  to a refinement  of the global  investment  universe,  which helps  identify the potential long and/or short positions.  The short positions are conditional on the  Trigger  Test(1).  If the  Trigger  Test  is  positive,  only  long positions are taken.

(1) The trigger test refers to testing for positive year-over-year performance
(using a rolling 12-month window) and the Equally Weighted Basket Consistency
Test that an equally weighted S&P GSCI must pass. These tests are described with more detail on page 7. In order to pass, the S&P GSCI Excess Return Index must have 1 year positive performance and score at least a six on the Long
Consistency Test.

(2) Consistent bull market is defined as months for which the Equally -weighted portfolio has a positive 12-month performance, and it passes the Equally
Weighted Basket Consistency Test. Equally -weighted portfolio refers to the equally -weighted portfolio of all the S&P GSCI(TM) excess return constituents described in page 5 with monthly rebalancing.

                                                                               6

Core Commodity-IGAR bull-bear determination and constituent selection process

Bull-Bear Market Determination: The Equally Weighted Basket Condition

The Equally Weighted Basket Condition is met if an equally weighted basket of the referenced universe of S&P GSCI™ constituents has positive year-over-year performance (using a rolling 12-month window) *and* the Equally Weighted Basket Consistency Test (below) is passed. The short-leg of Core Commodity-IGAR will be de-activated only if the Equally Weighted Basket Condition is met.

- **We test whether the equally weighted basket has positive year-over-year performance (using a rolling 12-month window).**
- **The Equally Weighted Basket Consistency Test –** This test is passed if the equally weighted basket scores at least a 6 on the test. The test is similar to Test #2 described below, except that it is based on the equally weighted basket, rather than an individual constituent.

After the above tests are performed, and bull or bear markets are determined, the below tests are conducted to choose Core Commodity-IGAR Components

Selection of Individual Constituents

- **Test #1: The Performance Test**
  - Positive 12-month absolute price performance (negative performance for short positions); rolling 12-month window

  If Test #1 is passed:
- **Test # 2: The Long Consistency Test**
  - Each month is assigned a momentum weighting with a greater weight applied to the most recent months. If a constituent has positive performance for the month, it is assigned a weight per the chart below. If the constituent has negative performance for a month, it receives a weight of 0. In the case for short commodity positions, the test is inverted, and it is referred to as the Conditional Short Consistency Test.
  - If the sum of the monthly weightings is higher than 6 (out of a total of 12*), the consistency test has been passed.

If both tests are passed, that constituent is eligible to be included as a constituent of the basket



Weight
0.4
0.5
0.5
0.6
0.7
0.8
1.0
1.1
1.3
1.5
1.7
2.0
12
11
10
9
8
7
6
5
4
3
2
1
No. of months before rebalancing

Source: JPMorgan * The sum of the depicted weightings is not equal to 12 due to rounding

JPMorgan
Private Bank
7

Rotation methodology (cont'd)

Long portfolio

If the potential long portfolio is composed of less than 7 constituents, for example 4, then the long portfolio contains these 4 constituents with a weight of 1/7 (for a net exposure of 4/7)

If the potential long portfolio is composed of 7 or more constituents, then the long portfolio is an equally weighted portfolio of the top 7 performing constituents over the past 12 months (a weight of 1/7 is assigned to each constituent)

Short portfolio

If the potential short Portfolio is composed of less than 7 constituents, for example 4, then the short portfolio contains these 4 constituents with a weight of 1/7 (for a net exposure of 4/7)

If the potential short portfolio is composed of 7 or more constituents, then the short portfolio is an equally -weighted portfolio of the worst 7 performing constituents over the past 12 months (a weight of 1/7 is assigned to each constituent)

An investment in a Core Commodity -IGAR product does not represent a direct investment in the underlying constituents, their corresponding components of the S&P GSCI(TM) Excess Return Index, or their underlying commodity futures contracts.

                                                                               8

What could the Core Commodity -IGAR portfolio look like in different market environments?

Clearly bullish
commodity market

-- Long up to 7 constituents

-- If less than 7 constituents, portion of portfolio is un-invested

Clearly bearish commodity market with
less consistent constituent performance

-- Long up to 7-constituents and short up to 7 constituents

-- If less than 14 constituents, portion of portfolio is un-invested

Clearly bearish commodity market

-- Long positions possible, but most likely portfolio would simply be short up to 7 constituents
-- Portion of portfolio could be un-invested

                                                                               9

Core Commodity -IGAR in a portfolio

                                                                              10

Performance against benchmark: Core Commodity -IGAR

o    A hypothetical  historical  performance analysis of the Core Commodity-IGAR product  shows high  levels of  absolute  returns  versus the S&P  GSCI(TM)
     Excess Return Index and an  improvement of the  risk-adjusted  returns to a simple strategy generated by an equally weighted GSCI portfolio.

o    Core Commodity-IGAR has a hypothetical return since inception of 40.8%.*

Equally -weighted refers to the equally -weighted portfolio of the 14 S&P
GSCI([R]) excess return constituents which comprise the Core Commodity -IGAR investment universe with monthly rebalancing

S&P GSCI(TM) refers to S&P GSCI(TM) Excess Return Index Returns for Core
Commodity -IGAR are net of index calculation fees of 0.96% per annum, deducted daily, while the performance of S&P GSCI[R] and the equally -weighted portfolio do not take into account any potential access/replication cost * Calculated from
15th September 2006 to 31st March 2008

                                                                              11

Correlation with market benchmarks

o    Hypothetical historical analysis shows that Core Commodity-IGAR has limited correlation to the major asset classes other than commodities

Equity global is represented by the MSCI World Index([R])
Equity US is represented by Standard & Poor's 500 Total Return Index([R])
Corporate bonds are represented by the Lehman Aggregate Bond Index([R])
Government bonds are represented by JPMorgan Hedged USD GBI Global Index([R])
The T-bill component of the SPGCCIT Index([R]) has been subtracted from the four above benchmark indices for the correlation and beta calculations
Commodities are represented by S&P GSCI(TM) Excess Return Index Source:
JPMorgan. Information is calculated for the period April 1993 to March 2008
Returns for Core Commodity -IGAR are net of index calculation fees of 0.96% per annum, deducted daily See page 21 for additional information about the benchmarks indices referred to on this page

                                                                              12

USD-denominated Core Commodity-IGAR Return Note Structure

Structure Details:

- JPMorgan & Chase Co. Issued Note
- 24-Month Tenor; Issue Price: 100%
- 100% Participation
- Additional Amount at maturity of 4.00%
- Payout at Maturity*:
  - Principal (100% x (1 + Underlying Return) + 4.00%)
- Initial Underlying Value: Equally weighted average based on the underlying closing values on the 5 dates specified in the term sheet.
- Ending Underlying Value: TBD; an equally weighted average of the underlying closing values on the 5 dates specified in the term sheet.

Risk Considerations:

•Your investment in the notes may result in a loss
•No protection against loss
•Investments related to the value of commodities tend to be more volatile than traditional securities investments
•Commodity futures contracts are subject to uncertain legal and regulatory regimes
•Owning the notes involves the risks associated with momentum investment strategy
•Owning the notes is not the same as owning the constituents or commodity futures contracts
•The notes may be subject to increased volatility due to the use of leverage
•Because the Core Commodity-IGAR may include notional short positions, the Core Commodity-IGAR may be subject to additional risks
•See additional risk factors on pages 22-24.

References to Underlying are to the Core Commodity-IGAR
* Unless payment is accelerated due to a hedging disruption event

Hypothetical Payout at Maturity

Ending Underlying Value	Proceeds from Underlying Return	Additional Amount	Payment at Maturity	Total Return (%)
130.0	$300,000	$40,000	$1,340,000	34.0%
128.0	$280,000	$40,000	$1,320,000	32.0%
126.0	$260,000	$40,000	$1,300,000	30.0%
124.0	$240,000	$40,000	$1,280,000	28.0%
122.0	$220,000	$40,000	$1,260,000	26.0%
120.0	$200,000	$40,000	$1,240,000	24.0%
118.0	$180,000	$40,000	$1,220,000	22.0%
116.0	$160,000	$40,000	$1,200,000	20.0%
114.0	$140,000	$40,000	$1,180,000	18.0%
112.0	$120,000	$40,000	$1,160,000	16.0%
110.0	$100,000	$40,000	$1,140,000	14.0%
108.0	$80,000	$40,000	$1,120,000	12.0%
106.0	$60,000	$40,000	$1,100,000	10.0%
104.0	$40,000	$40,000	$1,080,000	8.0%
102.0	$20,000	$40,000	$1,060,000	6.0%
100.0	**$0**	**$40,000**	**$1,040,000**	**4.0%**
98.0	($20,000)	$40,000	$1,020,000	2.0%
96.0	**($40,000)**	**$40,000**	**$1,000,000**	**0.0%**
94.0	($60,000)	$40,000	$980,000	-2.0%
92.0	($80,000)	$40,000	$960,000	-4.0%
90.0	($100,000)	$40,000	$940,000	-6.0%
88.0	($120,000)	$40,000	$920,000	-8.0%
86.0	($140,000)	$40,000	$900,000	-10.0%
84.0	($160,000)	$40,000	$880,000	-12.0%
82.0	($180,000)	$40,000	$860,000	-14.0%
80.0	($200,000)	$40,000	$840,000	-16.0%
78.0	($220,000)	$40,000	$820,000	-18.0%
76.0	($240,000)	$40,000	$800,000	-20.0%
74.0	($260,000)	$40,000	$780,000	-22.0%
72.0	($280,000)	$40,000	$760,000	-24.0%
70.0	($300,000)	$40,000	$740,000	-26.0%

For illustrative purposes only.

The table above assumes an Initial Underlying Value of 100 and an initial investment of $1,000,000. The actual Initial Underlying Value will be the arithmetic average of the Underlying closing values on each of five specified averaging dates after the pricing date.

JPMorgan
Private Bank

13

Appendix

                                                                              14

Core Commodity -IGAR: Hypothetical net exposure to commodities over time

Source: JPMorgan. Information is calculated for the period January 1991 to
October 2007. Core Commodity -IGAR data up to 15th September 2006 is hypothetical, subsequent data is actual.
S&P GSCI(TM) refers to S&P GSCI(TM) Excess Return Index
Equally -weighted refers to the equally -weighted portfolio of all the S&P
GSCI(TM) Excess Return constituents described in slide 11 with monthly rebalancing
Returns for Core Commodity -IGAR are net of index calculation costs of 8bp per month, while the performance of S&P GSCI(TM) and the equally -weighted portfolio do not take into account any potential access/replication cost Net long (resp. short) exposure to commodities means hypothetical historical percentage long (resp. short) allocation of the Core Commodity -IGAR investment portfolio in the investment universe described in slide 11 Net exposure is defined as the sum of the net long exposure and the net short exposure; gross commodity exposure can exceed 100%

                                                                              15

Performance Statistics

	Core Commodity IGAR (hypothetical)	S&P GSCI ® Excess Return Index	Cash	1- HFRI FoF Diversified	2- HFRI Macro	3- CTA	S&P500	4- WGBI Hedged USD
Annualzied compound return	9.2%	3.7%	4.0%	8.5%	15.4%	9.8%	10.4%	7.2%
Volatility	17.7%	18.7%	0.4%	6.0%	8.0%	9.4%	13.5%	3.0%
Max return	14.9%	16.4%	0.5%	7.7%	7.9%	14.5%	11.4%	3.5%
Min return	-20.6%	-14.5%	0.1%	-7.8%	-6.4%	-5.6%	-14.5%	-2.0%
Sharpe ratio	0.52	0.2		0.8	1.4	0.6	0.5	1.1
1991 performance	1.2%	-1.4%	5.1%	13.9%	47.0%	21.5%	25.0%	11.5%
1992 performance	-0.9%	0.8%	3.6%	10.3%	27.2%	9.9%	7.6%	7.9%
1993 performance	7.4%	-15.0%	3.1%	25.4%	53.3%	19.9%	10.1%	12.4%
1994 performance	13.1%	0.8%	4.2%	-3.1%	-4.3%	-0.7%	1.3%	-3.7%
1995 performance	-1.2%	13.8%	5.7%	7.8%	29.3%	15.1%	37.6%	18.1%
1996 performance	18.6%	27.2%	5.3%	12.8%	9.3%	14.6%	23.0%	8.7%
1997 performance	-20.4%	-18.4%	5.2%	13.7%	18.8%	10.1%	33.4%	10.6%
1998 performance	38.9%	-38.8%	5.1%	-5.5%	6.2%	9.4%	28.6%	11.0%
1999 performance	-4.3%	34.4%	4.7%	28.5%	17.6%	3.8%	21.0%	1.3%
2000 performance	25.0%	41.1%	6.0%	2.5%	2.0%	6.2%	-9.1%	10.7%
2001 performance	24.1%	-34.3%	4.1%	2.8%	6.9%	4.2%	-11.9%	6.3%
2002 performance	-13.4%	29.9%	1.7%	1.1%	7.4%	11.9%	-22.1%	8.0%
2003 performance	24.4%	19.5%	1.1%	11.4%	21.4%	13.2%	28.7%	2.0%
2004 performance	17.8%	15.7%	1.2%	7.2%	4.7%	4.3%	10.9%	4.8%
2005 performance	17.1%	21.6%	3.0%	7.5%	6.8%	5.0%	4.9%	5.1%
2006 performance	2.2%	-24.3%	4.9%	8.7%	6.4%	6.7%	14.5%	3.3%
2007 performance	22.4%	30.0%	4.6%	5.4%	12.5%	7.6%	-2.3%	7.8%
2008 performance	3.7%	9.6%	0.4%	-1.1%	4.0%	5.7%	-3.7%	0.7%

Source: JPMorgan

An investment in a Core Commodity-IGAR product does not represent a direct investment in the underlying constituents, their corresponding components of the S&P GSCI™ Excess Return Index, or their underlying commodity futures contracts.

Time frame: Jan 1991 – Mar 2008

1- Hedge Fund Research Investment Fund of Funds index is not an investable index

2- Hedge Fund Research Investment Macro index is not an investable index

3- Center for International Securities and Derivatives Markets (CISDM) is not an investable index

4- World Government Bond Index. This index includes most significant and liquid government bond markets globally that have at least an investment grade rating

5- See page 21 for additional information about the benchmark indices referred to on this page

JPMorgan Private Bank

Past Performance does not guarantee future results.
Please refer to the important notices including that in relation to composite performance, and the certain risk factors herein.

16

Correlation Matrix

	Core Commodity IGAR (hypothetical)	S&P GSCI ® Excess Return Index	Cash	1- HFRI FoF Diversified	2- HFRI Macro	3- CTA	S&P500	4- WGBI Hedged USD
Core Commodity-IGAR	**1.00**	0.2770	-0.0181	0.0933	0.1348	0.1438	-0.0817	0.0255
S&P GSCI ® Excess Return Index		**1.00**	-0.08	0.18	0.17	0.11	-0.01	0.02
Cash			**1.00**	0.03	0.04	0.01	0.10	0.20
HFRI FoF Diversified				**1.00**	0.72	0.27	0.48	0.01
HFRI Macro					**1.00**	0.48	0.34	0.33
CTA						**1.00**	0.02	0.35
S&P500							**1.00**	0.01
WGBI Hedged USD								**1.00**

Source: JPMorgan

An investment in a Core Commodity-IGAR does not represent a direct investment in the underlying constituents, their corresponding components of the S&P GSCI™ Excess Return Index, or their underlying commodity futures contracts.

Time frame: Jan 1991 – Mar 2008; Excluding CTA for which data is available only until Feb 2008

See page **10** for a description of the Core Commodity-IGAR hypothetical historical information.

See page 21 for additional information about the benchmarks indices referred to on this page

JPMorgan
Private Bank

Past Performance does not guarantee future results.
Please refer to the important notices including that in relation to composite performance, and the certain risk factors herein.

17

Hypothetical Core Commodity -IGAR Long Leg Constituents 2007 / 2008

                                                                              18

Hypothetical Core Commodity -IGAR Short Leg Constituents 2007 / 2008

Note: Core Commodity -IGAR was established in April 2008

                                                                              19

Definitions of Terms

An annualized return is an investment return, discounted retroactively from a cumulative figure, at which money, compounded annually, would reach the cumulative total.

Beta is a measure of the volatility, or systematic risk, of a security or a portfolio in comparison to the market as a whole. Beta is calculated using regression analysis, and you can think of beta as the tendency of a security's returns to respond to swings in the market. A beta of 1 indicates that the security's price will move with the market. A beta less than 1 means that the security will be less volatile than the market. A beta greater than 1 indicates that the security's price will be more volatile than the market. For example, if a stock's beta is 1.2, it's theoretically 20% more volatile than the market.

Correlation is a statistical measure of the degree to which the movements of two variables are randomly related. Correlation can range from -1.0 to 1.0 with
1.0 indicating a perfect positive correlation and -1.0 indicating a perfect negative correlation. Down Capture is the ratio of the portfolio return to the market return when the market declines.

The Sharpe ratio is a return/risk measure, where the return (the numerator) is defined as the incremental average monthly return of an investment over the risk free rate. Risk (the denominator) is defined as the standard deviation of the monthly investment returns less the risk free rate. A risk free rate of 4%
was used to calculate the Sharpe ratio. Values are presented in annualized terms; annualized Sharpe ratios are calculated by multiplying the monthly
Sharpe ratio by the square root of twelve.

Up Capture is the ratio of the portfolio return to the market return when the market rises.

Volatility is a statistical measure of the dispersion of returns for a given security or market index. A higher volatility means that a security's value can potentially be spread out over a larger range of values. This means that the price of the security can change dramatically over a short time period in either direction. Whereas a lower volatility would mean that a security's value does not fluctuate dramatically, but changes in value at a steady pace over a period of time.

                                                                              20

Definitions of Indices

All index performance information has been obtained from third parties and should not be relied upon as being complete or accurate.
Indices are shown for comparison purposes only. They are not investment products available for purchase. Indices are unmanaged and generally do not take into account fees or expenses or employ special investment techniques such as leveraging or short selling. Furthermore, while some hedge fund indices may provide useful indications of the general performance of the hedge fund industry or particular hedge fund strategies, all hedge fund indices are subject to selection, valuation, survivorship and entry biases, and lack transparency with respect to their proprietary computations.

The S&P 500 Index ("S&P 500") consists of 500 stocks chosen for market size, liquidity and industry group representation. It is a market -value weighted index (stock price times number of shares outstanding), with each stock's weight in the Index proportionate to its market value. All returns include reinvested dividends except where indicated otherwise.

The Lehman Brothers Aggregate Bond Index represents securities that are U.S.
domestic, taxable and dollar denominated. The index covers the U.S. investment grade fixed rate bond market, with index components for government and corporate securities, mortgage pass-through securities, and asset-backed securities. These major sectors are subdivided into more specific indices that are calculated and reported on a regular basis Hedge Fund Research Composite
Index ("HFRI") is a widely used fund-weighted industry benchmark, although the exact composition of this index remains proprietary. The results above are compiled from the hedge funds in HFRI's database. HFRI performance reporting began in January 1990. The single-strategy proxies for Relative Value, Event
Driven, Macro, Short selling, Trading/Opportunistic, and Equity Long Bias were all derived from the single-strategy indices of the Hedge Fund Research, Inc.

All index definitions can be found at www.hedgefundresearch. com The MSCI World
Index is a free float-adjusted market capitalization index that is designed to measure global developed market equity performance. The MSCI World Index consists of the following 23 developed market country indices: Australia,
Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong,
Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore,
Spain, Sweden, Switzerland, the United Kingdom and the United States.

CISDM CTA Asset Weighted Index - The CISDM CTA Asset Weighted Index reflects the dollar-weighted performance of Core Commodity Trading Advisors (CTAs)
reporting to the CISDM Hedge Fund/CTA Database. CTAs trade a wide variety of
OTC and exchange traded forward, futures and options markets (e.g., physicals, currency, financial) based on a wide variety of trading models. In order to be included in the asset weighted index universe, a CTA must have at least
$500,000 under management and at least a 12-month track record.

World Government Bond Index is an index of Government Bonds from across the world. To be eligible for inclusion an issue must have US $20 Billion, EUR15
Billion, and JPY 2.5 trillion for three consecutive. Once an issue satisfies the criteria it will be added to the WGBI beginning with the next month. The index is hedged into US Dollars.

                                                                              21

Important Risk Factors

Your investment in the notes may result in a loss -- The notes described above do not guarantee any return of principal (other than the Additional Amount) .
The return on the notes is linked to the performance of the Core Commodity
-IGAR, which is also referred to as the Underlying, and will depend on whether, and the extent to which, the Underlying Return is positive or negative. Your investment in any such notes will be fully exposed to any decline in the Ending
Underlying Value, as compared to the Initial Underlying Value, provided that the final payment at maturity will not be less than zero, although in all cases you will receive the Additional Amount at maturity.

No protection against loss -- If the Underlying Return is negative, at maturity, if you purchase the notes described above, you will receive less than the principal amount of the notes. For each 1% that the Ending Underlying Value declines relative to the Initial Underlying Value, you will lose 1% of your investment in the notes, although in all cases you will receive the Additional
Amount at maturity.

The Initial Underlying Value may be determined after the pricing date of the notes -- The Initial Underlying Value may be determined based on the arithmetic average of the Underlying closing values on specified dates, which are referred to as the Initial Averaging Dates. However, some or all of the Initial
Averaging Dates may occur following the pricing date of the notes described above; as a result, the Initial Underlying Value will not be determined, and you will therefore not know the Initial Underlying Value, until after the pricing date. Any increase in the Underlying closing values on the Initial
Averaging Dates (relative to the Underlying closing values before the pricing date) may establish a higher level that the Core Commodity -IGAR must achieve for you to obtain a positive return on your investment or avoid a loss of principal at maturity.

Investments related to the value of commodities tend to be more volatile than traditional securities investments -- The market values of commodities tend to be highly volatile. Commodity market values are not related to the value of a future income or earnings stream, as tends to be the case with fixed-income and equity investments, but are subject to variables of specific application to commodities markets. These variables include changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. These factors may have a larger impact on commodity prices and commodity -linked instruments than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the notes described above to be more volatile than the values of traditional securities. These and other factors may affect the levels of the constituents included from time to time in Core Commodity -IGAR, and thus the value of your notes, in unpredictable or unanticipated ways. The Core Commodity
-IGAR provides one avenue for exposure to commodities. The high volatility and cyclical nature of commodity markets may render these investments inappropriate as the focus of an investment portfolio.

Commodity futures contracts are subject to uncertain legal and regulatory regimes -- The commodity futures contracts that underlie the constituents of the Core Commodity -IGAR are subject to legal and regulatory regimes in the
United States and, in some cases, in other countries that may change in ways that could adversely affect JPMorgan Chase & Co.'s ability to hedge its obligations under the notes and affect the value of the Core Commodity -IGAR.
The United States Congress is currently considering legislation that might, if enacted, subject certain market participants to limits on their ability to participate in the commodity futures markets. Such restrictions may result in the Index Calculation Agent exercising its discretionary right under the Rules for the Core Commodity -IGAR to exclude or substitute constituents of the Core
Commodity -IGAR, which may, in turn, have a negative effect on the level of the
Core Commodity -IGAR and the payment on the notes, if any, at maturity. In addition, JPMorgan Chase & Co. or its affiliates may be unable as a result of such restrictions to effect transactions necessary to hedge JPMorgan Chase &
Co.'s obligations under the notes, in which case JPMorgan Chase & Co. will have the right, but not the obligation, to accelerate the payment on the notes. If the payment on the notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.

                                                                              22

Important Risk Factors (cont.)

Owning the notes is not the same as owning the constituents or commodities contracts -- The return on the notes described above will not reflect the return you would realize if you actually held or sold short the commodity contracts replicating the constituents of the Core Commodity -IGAR. The Core
Commodity -IGAR synthetic portfolio is a hypothetical construct that does not hold any underlying assets of any kind. As a result, a holder of the notes will not have any direct or indirect rights to any commodity contracts or interests in the constituents. Furthermore, the Core Commodity -IGAR synthetic portfolio is subject to monthly rebalancing and the assessment of a daily index calculation fee that will reduce its value relative to the value of the constituents.

The notes may be subject to increased volatility due to the use of leverage --
The Core Commodity -IGAR employs a technique generally known as "long-short"
strategy. As part of this strategy, if the short leg of the Core Commodity
-IGAR is not de-activated, the sum of the absolute values of the conditional long-short target weights may be greater than 1 and, consequently, the Core
Commodity -IGAR may include leverage. Where the synthetic portfolio is leveraged, any price movements in the commodity contracts replicating the constituents may result in greater changes in the value of the Core Commodity
-IGAR than if leverage was not used, which in turn could cause an investor in the notes described above to receive a lower payment at maturity than he/she would otherwise receive.

Because the Core Commodity -IGAR may include notional short positions, the Core
Commodity -IGAR Index may be subject to additional risks -- The Core Commodity
-IGAR Index employs a technique generally known as "long-short" strategy. This means the Core Commodity -IGAR Index could include a number of notional long positions and a number of notional short positions. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed. Although the minimum payment at maturity is $0, it is possible that any notional short position included in the Core Commodity
-IGAR may appreciate substantially with an adverse impact on the Core Commodity
-IGAR value and the notes described above.

Core Commodity -IGAR Lacks an operating history -- The Core Commodity -IGAR was established on April 15, 2008, and therefore lacks historical performance.
Back-testing or similar analysis in respect of the Core Commodity -IGAR must be considered illustrative only and may be based on estimates or assumptions not used by the calculation agent when determining the Core Commodity -IGAR values.

No interest payments -- As a holder of the notes described above, an investor will not receive any interest payments.

Lack of Liquidity -- The notes described above will not be listed on any securities exchange. There may be no secondary market for such notes, and J.P.
Morgan Securities Inc., which is also referred to as JPMSI, would not be required to purchase notes in the secondary market. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell any notes issued by JPMorgan Chase & Co. easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which
JPMSI is willing to buy the notes.

Certain built-in costs are likely to adversely affect the value of the notes prior to maturity -- While the payment at maturity described above would be based on the full principal amount of any notes sold by JPMorgan Chase & Co., the original issue price of the notes includes an agent's commission and the cost of hedging its obligations under the notes through one or more of JPMorgan
Chase & Co.'s affiliates. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold any notes that JPMorgan Chase & Co. ultimately issues to maturity.

                                                                              23

Important Risk Factors (cont.)

Potential conflicts -- JPMorgan Chase & Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as the calculation agent for the Core Commodity -IGAR -- the entity that calculates
Core Commodity -IGAR values, and acting as calculation agent for any notes issued by JPMorgan Chase & Co., and hedging JPMorgan Chase & Co.'s obligations under the notes. In performing these duties, the economic interests of the calculation agent for Core Commodity -IGAR, the calculation agent for any notes issued by JPMorgan Chase & Co., and other affiliates of JPMorgan Chase & Co.
are potentially adverse to your interests as an investor in the notes.

Many economic and market factors will affect the value of the notes -- In addition to the Underlying closing value on any day, the value of the notes described above will be affected by a number of economic and market factors that may either offset or magnify each other, including:

 the volatility in the Underlying and its constituents;  the time to maturity of such notes;  the market price of the physical commodities upon which the futures contracts that compose the constituents are based;  interest and yield rates in the market generally;

 economic, financial, political, regulatory, geographical, agricultural, meteorological or judicial events that affect the commodities underlying the constituents or markets generally and which may affect the value of the commodity futures contracts, and thus the closing levels of the constituents;
and

 JPMorgan Chase & Co. 's creditworthiness, including actual or anticipated downgrades in its credit ratings.

                                                                              24

IMPORTANT NOTICE RELATING TO COMPOSITE PERFORMANCE OF INDICES (REPLICATING THE
HYPOTHETICAL HISTORICAL PERFORMANCE OF THE CORE COMMODITY -IGAR AND THE S&P
GSCI(TM) EXCESS RETURN INDEX )

Any historical composite performance record included in this Presentation is hypothetical and it should be noted that the constituents have not traded together in the manner shown in the composite historical replication of the
Core Commodity -IGAR. Hypothetical performance results have many inherent limitations, some of which are described below. No representation is being made that the Core Commodity -IGAR will achieve a composite performance record similar to that shown. In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record of the combination of those underlying elements subsequently achieved.

It should be noted that certain important assumptions have been used in compiling the back-testing information included in this Presentation. In considering the "historical" hypothetical performance of the Core Commodity
-IGAR, it has been assumed that rebalancing could occur instantaneously: in the
Core Commodity -IGAR going forward there is in fact a delay between the rotational selection of weighting for the constituents and the implementation of that weighting in the Core Commodity -IGAR basket.

Any "back-testing" information provided herein is illustrative only and derived from proprietary models based on certain historic data (which may or may not correspond with the historic data that someone else would use to back-test this product) and assumptions and estimates (not all of which may be specified herein, which are subject to change without notice and which may not accurately reflect the characteristics of the product described herein) . Without limiting the generality of the foregoing, JPMorgan has assumed historical monthly observation points and data: reference to different observation points might have produced different results over time.

In addition, the sub-components used in the back-testing do not necessarily match over the full hypothetical historical period the historical composition of the S&P GSCI(TM) EXCESS RETURN INDEX . Those constituents of the Core
Commodity -IGAR(that is, constituents of the S&P GSCI(TM) EXCESS RETURN INDEX )
which have not formed part of the S&P GSCI(TM) EXCESS RETURN INDEX throughout the hypothetical historical period used for back-testing, have been ascribed an excess return over cash of zero (0). More generally, the results obtained from different models, assumptions, estimates and/or historic data may be materially different from the results presented herein and such "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the product described herein.

                                                                              25

Important Risk Factors

This material is intended to inform you of products and services offered by
JPMorgan Private Bank. "JPMorgan Private Bank" is the marketing name for the private banking business conducted by JPMorgan Chase & Co. and its subsidiaries worldwide. JPMorgan Chase Bank, N.A. and J.P. Morgan Trust Company, N.A. are
members of the FDIC. J. P. Morgan Securities Inc. ("JPMSI") is a broker-dealer and member of the NYSE, NASD (and other national and regional exchanges) and
SIPC. Brokerage services are offered through JPMSI and its brokerage affiliates. The broker-dealers are not banks and are separate legal entities from their bank affiliates. Investment management services are provided through
JPMorgan Chase Bank, N.A., J.P. Morgan Trust Company, N.A. and their affiliates. JPMorgan Chase & Co. may operate various other broker-dealers or investment advisory entities. In the U.S., private bankers are registered representatives of JPMSI.

Certain assumptions may have been made in this analysis which have resulted in any returns detailed herein. No representation is made that any returns indicated will be achieved. Changes to the assumptions may have a material impact on any returns detailed. JPMSI may act as market maker in financial instruments or markets relevant to structured products. JPMSI may engage in hedging or other operations in such markets relevant to its structured products or options exposures. Neither structured products nor options are insured by the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board, or
any other governmental agency.

Results and risks are based solely on hypothetical examples cited; actual results and risks will vary depending on the specific circumstances. Investors are urged to consider carefully whether structured products or option products in general, as well as the products discussed herein, are suitable to their needs. "S&P GSCI(TM)" is a trademark of Standard and Poor's Corporation and has been licensed for use by JPMorgan Chase Bank, N.A.. Derivative transactions entered into with JPMorgan are not sponsored, endorsed, sold, or promoted by
Standard & Poor's Corporation and Standard & Poor's Corporation makes no representation regarding the advisability of entering into any derivative transactions indexed to the S&P GSCI(TM) . See also the risk discussions included in this presentation.

Any of the broker-dealers may hold a position or act as market maker in the financial instruments of any issuer discussed herein or act as an underwriter, placement agent, advisor or lender to such issuer.

If reference is made to a product or service offered by the broker-dealers, the obligations and the securities sold, offered or recommended are not deposits and are not insured by the FDIC, the Federal Reserve Board, or any other governmental agency. The broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank or thrift affiliates (unless explicitly stated
otherwise), and these affiliates are not responsible for securities sold, offered or recommended by the broker-dealer. The foregoing also applies to our other non-bank, non-thrift affiliates. FDIC insurance and domestic deposit preference are not applicable to deposits or other obligations of our bank branches or banking affiliates outside the United States.

The views and strategies described herein may not be suitable for all investors. This material is distributed with the understanding that we are not rendering accounting, legal or tax advice. You should consult with your independent advisors concerning such matters.

In discussion of options and other strategies, results and risks are based solely on the hypothetical examples cited; actual results and risks will vary depending on specific circumstances. Investors are urged to consider carefully whether option or option-related products in general, as well as the products or strategies discussed in this brochure are suitable to their needs. In actual transactions, the client's counterparty for OTC derivatives applications is
JPMorgan Chase Bank, N.A., London branch. For a copy of the "Characteristics and Risks of Standardized Options" booklet, please contact your private banker.

We believe the information contained in this material to be reliable. The opinions, estimates, and investment strategies and views expressed in this document constitute the judgment of our investment strategists dedicated to private clients, based on current market conditions and are subject to change without notice. This material is not the product of JPMorgan's research department. As such, it should not be regarded as research or a research report. Opinions expressed herein may differ from the opinions expressed by other areas of JPMorgan, including research. The investment strategies and views stated here may differ from those expressed for other purposes or in other contexts by other JPMorgan market strategists.

Past performance is not indicative of comparable future results. The investments discussed may fluctuate in price or value. Investors may get back less than they invested. Changes in rates of exchange may have an adverse effect on the value of investments.

Notwithstanding anything to the contrary, each recipient of this presentation, and each employee, representative or other agent of such recipient may disclose to any and all persons, without limitation of any kind, the U.S. income and franchise tax treatment and the U.S. income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such recipient relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. income or franchise tax strategy provided to such recipient by JPMorgan Chase & Co. and its subsidiaries.
Past performance is no guarantee of future results.
Additional information is available upon request.

[C] 2008 JPMorgan Chase & Co.

                                                                              26

Important Information

IRS Circular 230 Disclosure:

JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments)
is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan
Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Securities (including mutual funds) are not bank deposits and are not FDIC insured, nor are they obligations of or guaranteed by JPMorgan Chase Bank, N.A.
or its affiliates. Securities (including mutual funds) involve investment risks, including the possible loss of the principal amount invested.

[C] 2008 JPMorgan Chase & Co.

                                                                              27